PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated January 29, 2002)                REGISTRATION NO. 333-37980



                                 [HOLDRS LOGO]


                        1,000,000,000 Depositary Receipts
                          Market 2000+ HOLDRS(sm) Trust

          This Prospectus Supplement reflects a correction of information contained in the prospectus dated January 29, 2002 (the "Prospectus") relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS(sm) Trust.

          The depositary trust agreement entitles holders of Market 2000+ HOLDRS to receive, subject to certain limitations and net of any fees and expenses of the trustee, any distributions of cash (including dividends), securities or property made with respect to the underlying securities. However, any distribution of securities by an issuer of underlying securities will be deposited into the trust and will become part of the underlying securities unless the distributed securities are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System.

          The second full paragraph on page 13 under the "Highlights of Market 2000+ HOLDRS--Rights relating to the underlying securities" section of the Prospectus should therefore read in its entirety as follows:

          The depositary trust agreement entitles you to receive, subject to certain limitations and net of any fees and expenses of the trustee, any distributions of cash (including dividends), securities or property made with respect to the underlying securities. However, any distribution of securities by an issuer of underlying securities will be deposited into the trust and will become part of the underlying securities unless the distributed securities are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System. In addition, if the issuer of underlying securities offers rights to acquire additional underlying securities or other securities, the rights may be made available to you, may be disposed of or may lapse.



           The date of this Prospectus Supplement is February 14, 2002